Exhibit 10.37
GP Strategies Corporation 2021

Long-Term Incentive Program (LTIP)

Overview
The Compensation Committee of the Board of Directors of GP Strategies Corporation (the “Company”) adopted this Long-Term Incentive Plan (“LTIP”) on November 17, 2020. This LTIP supersedes all prior long-term incentive programs.
The Company will make any grants under this LTIP pursuant to the GP Strategies Corporation 2011 Stock Incentive Plan, as the Company may amend it from time to time (the “Plan”). The Company may amend, supplement or terminate this LTIP at any time by action of the Compensation Committee of the Board of Directors.
Overall Objectives
The Company is adopting this LTIP to (1) align the interests of our executives with those of our stockholders by rewarding the achievement of goals that reflect the delivery of value to our stockholders and (2) assist in the attraction and retention of talent critical to the Company’s success as a component in a package of total compensation that is competitive in the marketplace.
Eligible Employees
Any Executive Vice President or higher of the Company, Senior Vice Presidents selected by the Compensation Committee or any other person that the Compensation Committee decides to include in this LTIP.
Target Awards
The target level of equity compensation for each participant is set forth below. The Company intends to make annual grants of restricted stock units to LTIP participants with a value (based on the average daily volume weighted adjusted price per share (VWAP) for the Company’s Common Stock on the NYSE for the last 20 trading days of the year before the performance period) in the following amounts:

Level	Amount
Chief Executive Officer	$500,000
Executive Vice President and General Counsel	$225,000
Senior Vice President	$135,000

The Compensation Committee will decide a target award level for any other participants it decides to add and may adjust the level of any participant’s annual grant in its discretion.
Performance Measure
All RSUs granted under the LTIP will have performance-based vesting.
The RSUs will vest on the third anniversary of the grant date if the VWAP exceeds certain levels established by the Compensation Committee pursuant to this LTIP for a period of 20 consecutive trading days during the three-year measurement period.
Performance Objectives for Vesting
At the time of granting an award under this LTIP, the Compensation Committee will establish the levels of increase in VWAP over VWAP on December 31 of the year before the performance period at which 25%, an additional 35% (60% in total) and an additional 40% (100% in total) of the participants’ Target Award will vest. The vesting levels should be set at amounts that ensure an appropriate level of success is achieved before any vesting occurs. The

Compensation Committee may modify the percentages set forth above at the time it establishes vesting levels for the LTIP performance period.

Vesting on Termination

To the extent not already vested or previously forfeited, if a participant’s employment ceases due to any reason other than a termination by the Company for cause or the participant’s voluntary departure, then any RSUs granted under this LTIP will become vested and nonforfeitable on a pro rata basis based on actual performance through the 90th day after the last day of the participant’s employment (or as otherwise required under the terms of the Plan).

Vesting on Sale of the Company

To the extent not already vested or previously forfeited, all awards of RSUs will vest on the effectiveness of a “Sale of the Company” based on the higher of the VWAP level achieved before the Sale of the Company and the price received by shareholders in the Sale of the Company (or as otherwise required under the terms of the Plan). A “Sale of the Company” means (x) the closing of a sale or other conveyance of all or substantially all of the assets of the Company or (y) the effective time of the acquisition of the Company through a merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the outstanding securities of the Company entitled to vote generally in the election of directors.
Adjustments

The Compensation Committee is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company (including but not limited to cash dividends), or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Administration

This LTIP is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any inconsistencies between this LTIP and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this LTIP or any matters as to which this LTIP is silent, the Plan shall govern.